UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2008
Federal Signal Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6003 (Commission File Number)	36-1063330 (I.R.S. Employer Identification No.)
1415 West 22nd Street
Oak Brook, Illinois 60523
(Address of principal executive office)(Zip Code)
(630) 954-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On June 5, 2008, the Compensation and Benefits Committee of the Board of Directors of Federal Signal Corporation (the “Company”) authorized an amendment to the Company’s Management Incentive Plan (the “MIP”), under which participants are eligible to earn annual cash incentive payments. As disclosed previously by the Company, participants were not eligible to receive any annual cash incentive payment under the MIP unless the primary business group in which the individual participant is employed achieved the threshold Economic Value goals assigned to it. Effective for the 2008 plan year, if a participant’s primary business group fails to achieve its threshold Economic Value goal, the participant will still be eligible to receive up to 20% of his or her target bonus for the year based upon the achievement of the participant’s individual goals for the year. Only MIP participants with 50% or more of their total 2008 bonus results below the MIP threshold will be eligible to receive up to 20% of their total target bonus.
     Also effective for the 2008 plan year, the Compensation and Benefits Committee authorized an amendment to the MIP under which the annual incentive awards earned by any executive officer, including the principal executive officer, the principal financial officer and any of the other continuing executive officers named in the Summary Compensation Table in the Company’s proxy statement for the 2008 annual meeting of stockholders, will be subject to a possible reduction of up to 20% of the amount earned in the sole and absolute discretion of the Compensation and Benefits Committee.
     Other than the amendments set forth above, the terms of the MIP remain unchanged in all other respects.
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL SIGNAL CORPORATION
Dated: June 11, 2008	/s/ Jennifer L. Sherman
Jennifer L. Sherman
Vice President, General Counsel and Secretary